OPINION OF MICHAEL S. KROME
Exhibit 5.1

Michael S. Krome, P.C.
Attorney-at-Law
8 Teak Court
Lake Grove, New York  11755
(631) 737-8381



                                                      April 23, 2002

ASDAR Group
1225 East Sunset Drive
Suite 145
Bellingham, Washington, 98226-3529

Dear Sirs:

        You have requested an opinion with respect to certain matters in connection with the filing by ASDAR Group, (the "Company") of a Registration Statement on Form S-8/a (the "Registration Statement") with the Securities and Exchange Commission, covering 1,266,108 shares of common stock, par value $0.001 per share (the "Shares") reserved for issuance upon exercise of stock incentives/options issued or to be issued pursuant to the ASDAR GROUP 2001 STOCK INCENTIVE AND OPTION PLAN. This amendment has been made necessary due to the failure or Empire Sterling Corporation to provide the services contracted for.
It is my understanding that you have, or are about to, institute litigation to have the shares represented by the certificate given to Empire Sterling Corporation cancelled. As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares.

        The shares to be issued pursuant to the Form S-8 filed are as follows:

1)      184,000 shares of common stock of the Company to Richard
        Angelo Holmes for repayment of a loan and for consulting services in the total amount of $46,000, at the rate of $0.25 per share:

2)      208,108 shares of common stock of the Company to Joseph
        Beyrouti for repayment of a loan and for consulting services in the total amount of $52,027, at the rate of $0.25 per share:

3) 168,000 shares of common tock of the Company to Robert Waters for salary due and owing in the amount of $42,000 at the rate of $0.25 per share;

4) 6,000 shares of common stock of the Company to John MacAskill for consulting services at the rate of $0.25 per share;

5)      350,000 shares of common stock of the Company to Empire
        Sterling Corporation for services valued at$87,500, involved in the evaluating of biotech acquisition candidates at the rate of $0.25 per share.

6) 100,000 shares of common stock of the Company to May Joan Liu at the rate of $0.25 per share for consideration of debt and/or services rendered to the Company; and

7) 250,000 shares of common stock of the Company to Palisades Financial at the rate of $0.25 per share for consideration of debt and/or services rendered to the Company


        In connection with this opinion, we have examined and relied upon the Company's Articles of Incorporation and By-Laws, Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

        We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                               Very truly yours,

                                           /s/ Michael S. Krome
                                               ----------------
                                               Michael S. Krome